AMENDMENT NO. 1
TO
SECURITY AGREEMENT

This AMENDMENT NO. 1, dated as of September 10, 2008 (this “Amendment”), is made by and between ProElite, Inc., a New Jersey corporation (the “Company”), each of the Subsidiaries of the Company listed on the signature pages hereto (the “Subsidiary Grantors” and, together with the Company, collectively, the “Grantors”), and Showtime Networks, Inc. (the “Secured Party”).

RECITALS

A. The Grantors and the Secured Party previously entered into that certain Security Agreement, dated as of June 18, 2008 (the “Existing Agreement”, as amended by this Amendment, the “Amended Agreement”, and as the Amended Agreement may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Company, the Subsidiary Grantors and the Secured Party.

B. On the date hereof, the Secured Party has loaned an additional $1,000,000 to the Company pursuant to that certain Senior Secured Note, dated the date hereof (as amended, supplemented or otherwise modified from time to time, the “Additional Note”), by the Company to the Secured Party, in the principal amount of $1,000,000. The Grantors and the Secured Party desire to amend the Existing Agreement to reflect that all obligations of the Company under the Additional Note shall be secured by the Collateral (as defined in the Security Agreement) and shall constitute Obligations (as defined in the Security Agreement). Unless otherwise defined herein or unless the context otherwise requires, capitalized terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Existing Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Amendments to Existing Agreement. The Existing Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, hereby amended as follows:

(a) Recitals. Paragraph B of the recitals to the Existing Agreement is hereby amended and restated in its entirety to read as follows:

“B. Each of the Grantors also desires to provide collateral to secure payment of the amount owed to the Secured Party pursuant to (i) that certain promissory note dated December 17, 2007 executed by the Company in the principal amount of $1,822,086, the maturity date of which has been extended to March 31, 2009 (as amended, supplemented or otherwise modified from time to time, the “December 2007 Note”), and (ii) that certain Senior Secured Note dated September 10, 2008 executed by the Company in the principal amount of $1,000,000 (as amended, supplemented or otherwise modified from time to time, the “September 2008 Note”, and together with the December 2007 Note being referred to herein, collectively, as the “Existing Notes”), in each case as more particularly described herein.”

Exhib 2 7 Amend 1 to to Security Agreement

(b) Existing Notes. Each reference in the Existing Agreement to “the Existing Note” is hereby amended to refer to “the Existing Notes” or “each Existing Note”, as the context may require.

SECTION 2.  Conditions of Effectiveness of Amendment. The amendments to the Existing Agreement set forth in Section 1 hereof shall become effective as of the date hereof when, and only when, the Secured Party shall have received counterparts of this Amendment executed by each of the parties hereto.

SECTION 3.  Reference to and Effect on the Existing Agreement. (a) Upon the effectiveness of this Amendment, each reference in the Existing Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Existing Agreement shall mean and be a reference to the Security Agreement.

(b) Except as specifically amended above, the Existing Agreement shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral shall continue to secure the payment of all Obligations (including, without limitation, all obligations of the Company under the Additional Note).

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Secured Party under the Existing Agreement, nor constitute a waiver of any provision of the Existing Agreement.

SECTION 4.  Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. In furtherance of the foregoing, it is understood and agreed that signatures hereto submitted by facsimile or other electronic transmission shall be deemed to be, and shall constitute, original signatures.

SECTION 5.  Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of California.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Secured Party: Showtime Networks, Inc.

By_____________________________________
Name:
Title:

The Company: ProElite, Inc., a New Jersey
corporation

By______________________________________
Name:
Title:

SUBSIDIARY GRANTORS:

Real Sport, Inc., a California corporation

By______________________________________
Name:
Title:

ProElite.com, a California corporation

By________________________________________
Name:
Title:

Exhib 2 7 Amend 1 to to Security Agreement

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EliteXC Live, a California corporation By_______________________________________ Name: Title: King of the Cage, Inc., a California corporation By_______________________________________ Name: Title: